Exhibit A

Tel-Instrument Electronics Corp Announces Year End Results

    CARLSTADT, N.J.--(BUSINESS WIRE)--July 13, 2005--Tel-Instrument Electronics Corp today announced its financial results for the year ended March 31, 2005:


                                                 Years Ended March 31,
                                                   2005        2004

Sales                                         $10,511,284 $10,704,029
Net Income Before Taxes                            13,717     593,793
Provision For Income Taxes                         42,625     230,883
Net Income (Loss)                                $(28,908)   $362,910
Net Income (Loss) Per Share, Diluted               $(0.01)      $0.16
Weighted Average Shares
    Outstanding, Diluted                        2,157,729   2,257,575



    Consolidated sales and income declined in fiscal year 2005 as compared to fiscal year 2004, primarily due to losses incurred by the Company's Marine System's division, which included a full 12 months of operations and other planned expenditures for product improvement and sales promotion, and to lower avionics commercial sales, due to the generally weak financial condition of the airline industry, and due to a unique sales promotion opportunity in fiscal 2004, which was not available in fiscal 2005. The Company is closely monitoring the Marine System's division operations.
    Beginning in the third quarter of fiscal 2005, the Company was awarded five government contracts aggregating over $22 million, including a multi-year program (CRAFT - discussed below). These awards substantially increased the backlog at March 31, 2005, provide a good foundation for fiscal year 2006, and the multi-year CRAFT program will give the Company a good foundation for future years.
    In September 2004, the Company received a $1,600,000 contract from the Army National Guard for its T-36M, and shipments under this contract were completed in fiscal year 2005. In December 2004, the Company received a $694,350 order to supply T-47NH's to the Royal Australian Air Force, which were shipped in the first quarter of fiscal year 2006. In February 2005, the Company received a $1,815,000 contract to supply the T-36M and the T-47NH to the U.S. Army. In April 2005, the Company received an additional order for $778,000 from the U.S. Army for these products. It is anticipated that shipment of the products for these orders will be completed in fiscal year 2006.
    In March 2005, the Company was awarded a $17,344,853 multi-year, firm-fixed-price, indefinite-delivery/indefinite-quantity contract for the systems engineering, design and integration, fabrication, testing, and production of a Communications/Navigation (COMM/NAV) Radio Frequency (RF) Avionics Flightline Tester (CRAFT) with sonobuoy simulator capabilities. The Company will begin to bill under the documentation phase of this contract in fiscal 2006 with the contract expected to be completed in March 2010. The CRAFT combines advanced navigation, communication, and sonobuoy test capabilities in a portable test set, which will utilize the Company's proprietary flexible and expandable digital-signal-processing-based architecture. The CRAFT is another significant milestone for the Company, because the development of this technology will help solidify the Company as one of the leaders in the industry, and will meet the U.S. Navy's test requirements for years to come. The Company will fund the development of this product with shipments to begin in 2-3 years.
    The Company continues to invest heavily in new product development in order to meet the expected needs of its customers and to remain one of the leaders in the industry. Engineering, research, and development expenditures represented 21% and 20%, respectively, for the years ended March 31, 2005 and 2004. These technical expenditures were directed to the continued development of the next generation of IFF test sets, development of a multi-function commercial bench tester (TB-2100), development of a foundation technology for future products, and incorporation of other product enhancements.
    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.
    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.
    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp
             Joseph P. Macaluso, 201-933-1600